NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2012

(LA JOLLA, CALIFORNIA) - May 10, 2012 - PICO Holdings, Inc. (GlobeNewswire via COMTEX)
PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $497.8 million ($21.86 per share) at March 31, 2012, compared to $501.8 million ($22.10 per share) at December 31, 2011. Reported book value per share attributable to PICO shareholders decreased by $0.24, or 1%, during the first quarter of 2012.
PICO's President and Chief Executive Officer, John Hart, commented:

“During the first quarter of 2012, UCP, LLC generated revenues of $3.5 million and gross margin of
$1.2 million from the sale of six homes in the Central Valley and Monterey areas of California, and 26 finished lots in the Central Puget Sound market area of Seattle, Washington. These sales resulted in a gross margin percentage of approximately 35%.

“UCP has formed a new subsidiary, Benchmark Communities, to further capitalize on the competitive cost basis of its land holdings by capturing additional margin through building homes on a highly selective and financially disciplined basis.

“As of March 31, 2012, UCP owns or controls a total of 907 finished lots and 4,897 potential lots in various stages of entitlement, primarily in the Central Coast, Central Valley and Bay Area of California, and the Puget Sound area of Seattle, Washington. This lot inventory has a carrying value of approximately $124 million. Approximately $29 million of this investment has been financed by borrowings we assumed with the properties we acquired, substantially all of which is non-recourse, project-specific debt.

“We expect the revenues and earnings of UCP to accelerate in 2012 and 2013, as our strategy switches from predominantly acquisition to development and monetization.

“Construction of Northstar Agri Industries' canola processing plant near Hallock, Minnesota is currently approximately 88% complete. PICO owns 88% of this new canola processing business. Construction is on schedule, and within budget. After the completion of a successful plant performance test, we expect to commence full-scale operations sometime in the second half of 2012.

“We now have capitalized costs of over $120 million on our balance sheet related to the facility. The total cost of the facility, and initial working capital requirements, are estimated at $168 million. PICO completed its $60 million equity contribution during 2011, and the remainder of the construction cost, and the plant's initial working capital, are being financed from a debt facility.

“In order to reduce the financial risk of commodity price fluctuations, we have entered into a swap agreement with an international bank, locking in a fixed board canola seed crush margin for approximately 67% of the first six month's production at what we consider to be attractive levels. Depending on market conditions, prior to commercial production commencing, we could enter into additional swap agreements covering up to approximately 80% of the first six month's production.

“During the first quarter, Northstar continued to prepare for the commencement of plant operations.
The personnel required to operate the plant have been hired and trained, and Northstar acquired 10,800 tons of canola seed inventory.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO's 10-Q, to illustrate the relative size of the Company's assets and activities (Net Book Value in millions):

SEGMENT	NET BOOK VALUE	PERCENTAGE
Water Resource and Water Storage Operations	$227	46%
Real Estate Operations	110	22%
Agribusiness Operations	54	11%
Insurance Operations in "Run Off"	56	11%
Corporate	51	10%
Shareholders' Equity	$498	100%

FIRST QUARTER SEGMENT RESULTS OF OPERATIONS
For the first quarter of 2012, PICO reported a net loss of $4.9 million ($0.22 per share), compared to a net loss of $2.1 million ($0.09) per share, in the first quarter of 2011.Our first quarter segment results of operations are (in thousands):

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT	2012	2011
Water Resource and Water Storage Operations	$(1,161)	$(1,580)
Real Estate Operations	(1,345)	(1,740)
Agribusiness Operations	(526)	(385)
Insurance Operations in "Run Off"	141	3,138
Corporate	(3,900)	(2,095)
Loss Before Taxes	$(6,791)	$(2,662)
Equity in loss of unconsolidated affiliate		(1,574)
Income tax benefit	$1,673	1,311
Non-controlling interest	$222	820
Net Loss	$(4,896)	(2,105)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.
Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;

•	Union Community Partners, a developer of residential lots in selected California markets and the Puget Sound area of Seattle, Washington; and

•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries.
Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.
As of March 31, 2012, UCP owns or controls approximately 907 finished lots and 4,897 potential lots in various stages of entitlement. Of the 5,804 lots we own or control, 3,278 are located in the Central Valley of California, 1,619 in the Monterey, California area, 200 in the Bay Area of California, and 707 in the Central Puget Sound market area of Seattle, Washington.

During 2010 and 2011, we provided $60 million of equity finance to acquire 88% of a new operation, Northstar Agri Industries, which is constructing a canola seed processing plant near Hallock, Minnesota. We anticipate that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the third quarter of 2012.

OTHER INFORMATION
At March 31, 2012, PICO Holdings, Inc. had a market capitalization of $533.9 million, and 22,769,080 shares outstanding.

The PICO Holdings, Inc. logo is available at:
http://www.globenewswire.com/newsroom/prs/?pkgid=5044
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, which are not historical, including the expected results of our business segments, are "forward-looking statements" based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the plant to become operational by the third quarter of 2012; the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the initial working capital requirements and total cost of the project; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil and our ability to sell products at currently anticipated rates and prices.
In addition, a number of other factors may cause results to differ materially from our expectations, such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity and fixed-income markets; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.
For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.
We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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